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                                                                   Exhibit 10.10

                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                            EFFECTIVE JANUARY 1, 2000

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                                    PREAMBLE

The principal objective of the Heritage Property Investment Trust, Inc. Supplemental Executive Retirement Plan is to provide an annual retirement benefit which, when added to the retirement income expected to be available from other sources, will ensure the payment of a competitive level of retirement income to selected key senior executives of Heritage Property Investment Trust, Inc. and its affiliates. This Plan become effective as of January 1, 2000, and shall be effective as to each Participant on the date he or she is designated as such hereunder.

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                                    SECTION I
                                   DEFINITIONS

1.1 "Affiliate" means the Heritage Property Investment Trust, Inc. Pension Plan, as amended from time to time.

1.2 "Basic Pension Plan Benefit" means the amount of benefit payable from the Basic Pension Plan to the Participant.

1.3 "Benefit Service" means a Participant's service with the Company considered for benefit accrual purposes under the terms of the Basic Pension Plan.

1.4 "Board" means the Board of Directors of Heritage Property Investment Trust, Inc.

1.5 "Committee" means the committee appointed pursuant to Section 4.1 hereof.

1.6      "Company" means Heritage Property Investment Trust, Inc..

1.7 "Compensation" means the Participant's earnings for benefit accrual purposes as defined in the Basic Pension Plan, disregarding any provi-

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         sions in the Basic Pension Plan which limit the amount of compensation which may be taken into account in accordance with section 401(a)(17) of the Internal Revenue Code of 1986.

1.8 "Effective Date" means January 1, 1990, the effective date of this Plan.

1.9 "Final Average Compensation" means a Participant's average compensation considered for benefit accrual purposes under the terms of the Basic Pension Plan but without regard to any provisions in the Basic Pension Plan which limit the amount of compensation which may be taken into account in accordance with section 401(a)(17) of the Internal Revenue Code of 1986.

1.10 "Other Retirement Income" means the retirement benefit to which the Participant is entitled under the Heritage Property Investment Trust, Inc. Defined Contribution Restoration Plan adjusted to the appropriate form and timing of payment using the applicable actuarial factors contained in the Basic Pension Plan.

1.11 "Participant" means an individual who is eligible to participate in the Basic Pension Plan.

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1.12     "Plan" means the Heritage Property Investment Trust, Inc. Supplemental
         Executive Retirement Plan as stated herein and as it may be amended by the Board in the future.

1.13 "Retirement" means the termination of a Participant's employment with the Company and the commencement of benefit payments on one of the Retirement dates specified in Section II.

1.14 "Single Life Annuity" means a series of equal monthly payments, beginning on the Participant's Retirement date and ending with the monthly payment immediately preceding the Participant's death.

1.15 "Surviving Spouse" means the surviving spouse of the Participant but only if the Participant and the surviving spouse had been married throughout the one-year period ending on the date of the Participant's death. A former spouse will be treated as the surviving spouse with specific reference to this Plan only to the extent provided under a qualified domestic relations order as described in section 414(p) of the internal Revenue code of 1986 and applicable regulations thereunder.

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1.16     The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

                                   SECTION II
                            ELIGIBILITY FOR BENEFITS

The Participant is eligible to retire and receive a benefit under this Plan beginning on one of the following dates:

2.1 "Normal Retirement Date", which is the first day of the month following the month in which the Participant reaches age 65.

2.2 "Early Retirement Date", which is the first day of any month following the month in which the Participant reaches age 55, provided he has completed at least 10 years of vesting service under the Basic Pension Plan, and prior to the Participant's Normal Retirement Date.

2.3 "Postponed Retirement Date", which is the first day of any month following the Participant's Normal Retirement Date.

2.4 "Vesting Retirement Date", which is the first day of any month prior to a Participant's Early or Normal Retirement Date and following the

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         Participant's termination of employment with the Company after he has become entitled to a benefit under the Basic Pension Plan.

The benefit to which the Participant will be entitled upon his Retirement date shall be determined in accordance with Section III.

                                   SECTION III
                           SUPPLEMENTAL PLAN BENEFITS

3.1 RETIREMENT BENEFIT. On Retirement, the Participant shall be entitled to a monthly benefit under this Plan equal to (a) less (b) less (c) below as follows:

         (a) equals 1.5% of Final Average compensation multiplied by a Participant's Benefit Service (to a maximum of 35 years of such service) and multiplied by the applicable early retirement adjustment factors contained in the Basic Pension Plan, with such amount determined without regard to any provisions in the Basic Pension Plan which limit the amount of benefit that may be paid in accordance with Section 415 of the Internal Revenue Code of 1986;

         (b)      equals 100% of his Other Retirement Income;

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         (c)      equals 100% of his Basic Pension Plan Benefit, determined in accordance with all applicable provisions of the Basic Pension Plan;

3.2 PRE-RETIREMENT DEATH BENEFIT. If the Participant dies prior to the date his retirement benefits commence but after qualifying for Retirement under this Plan, a death benefit shall be payable to his surviving spouse equal to 50% of the benefit determined in accordance with
         Section 3.1 that would have been payable to the Participant if he had he retired on the day preceding his death.

3.3 POST-RETIREMENT DEATH BENEFITS. If the Participant dies after his retirement benefits commence under this Plan, benefits from this Plan shall be continued to his beneficiary only to the extent provided under
         Section 3.4 hereof.

3.4 FORM AND TIMING OF BENEFIT. The benefits determined under this Plan will be payable subject to the consent of the committee at the same time elected by the Participant with respect to benefits payable under the Basic Pension Plan.

         The lump sum value of the benefits under this Plan will be paid out in five annual installments. The Committee may, however, in its discretion, pay a

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         Participant's benefit hereunder in a single lump sum. In any event, benefits payable from this Plan may be included with any payments due to a Participant under the Heritage Property Investment Trust, Inc. Defined Contribution Restoration Plan. The determination of the amount of each benefit payment from this Plan will be made in accordance with the applicable factors under the Basic Pension Plan.

         In the event that a Participant dies prior to receiving his total benefit hereunder, the remainder of his benefit shall be paid to his beneficiary as designated under the Basic Pension Plan.

3.5 PAYMENT OF BENEFITS. No benefit shall be paid hereunder until an application shall be made to the committee in writing. In addition, the Ccommittee may require an applicant for a benefit hereunder to furnish to it such information as it may reasonably request, and may delay the commencement of benefits from this Plan, if necessary, until such information is made available.

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                                   SECTION IV
                                 ADMINISTRATION

4.1 The complete authority to control and manage the operation and administration of the Plan shall be placed in a Committee which shall be made up of at least three people who shall be appointed from time to time by the Board to serve at the pleasure thereof.

         The Committee shall have all powers, exercisable in its sole discretion, necessary to discharge the duties conferred upon it by the Plan including, but not limited to, the power to establish rules not inconsistent with the Plan for the purpose of administering it; to interpret and construe the Plan; and to determine all questions of eligibility and status under the Plan. Except as provided in Section 4.2, the decisions of the committee shall be final and binding on all persons interested in the Plan.

4.2 Claims for participation in or distribution of benefits under the Plan shall be made in writing to the Committee, addressed in care of the company. If any claim so made is denied in whole or in part, the claimant shall be furnished promptly by the Committee with a written notice:

         (a)      setting forth the reasons for the denial;

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         (b)      making reference to pertinent Plan provisions;

         (c) describing any additional material or information from the claimant which is necessary and why; and

         (d)      explaining the claim review procedure set forth herein.

         Within 60 days after denial of any claim for participation or distribution under the Plan, the claimant may request in writing a review of the denial by all the Committee members. Any claimant seeking review hereunder shall be entitled to examine all pertinent documents and to submit issues and comments in writing. The Committee shall render a decision on review of a claim not later than 60 days after receipt of a request for review hereunder; provided, that if the Committee determines that a hearing would be appropriate, its decision on review shall be rendered within 120 days after receipt of the request for review. The Committee's decision on review shall be in writing and shall state the reason for the decision, referring to the Plan provisions upon which it is based.

4.3 The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or

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         perform any other act which the Plan authorizes or requires the
         Committee to do.

4.4 The Committee may employ counsel and other agents and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.

4.5 The Company shall indemnify and save harmless each member of the Committee against all expenses and liabilities arising out of membership on such Committee, provided such member would be entitled to indemnification pursuant to the By-Laws of the Company. No bond or other security shall be required by the Committee members for the faithful performance of their duties hereunder.

4.6 Any responsibility or authority assigned to the Committee under the Plan may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Company by title or position with the Company, provided such delegation is in writing, identifies the responsibility or authority delegated, is revocable by the Committee at any time in its discretion and becomes effective only-upon the written acceptance of the person or persons to whom the responsibility or authority is delegated.

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4.7      The Committee shall hold meetings upon such notice, at such place or places, and at such times as its members may from time to time determine. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All action taken by the Committee at any meeting shall be by vote of the majority of its members present at such meeting, but the Committee may act without a meeting by unanimous action of its members evidenced by a resolution signed by all such members. subject to the terms of the Plan, the Committee may from time to time adopt by-laws, rules and regulations for the administration of the Plan and the conduct and transaction of its business and affairs.

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                                    SECTION V
                                  MISCELLANEOUS

5.1 The Board may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part. However, no amendment or suspension of the Plan will materially adversely affect the Participant's right or the right of a surviving spouse to receive a benefit in accordance with this Plan as in effect on the date of any such termination, suspension or amendment.

5.2 Nothing contained herein will confer upon the Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with the Participant without regard to the existence of this Plan.

5.3 This Plan is unfunded and is not intended to meet the obligations and requirements of Section 401(a) of the Internal Revenue Code. The Company will make Plan benefit payments solely on a current disbursement basis, and the Participant hereunder shall have the same rights as a general, unsecured creditor of the Company.

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5.4      To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

5.5 The Participant shall receive a copy of this Plan and the Committee will make available for inspection by the Participant a copy of the rules and regulations used by the Committee in administering the Plan.

5.6 This Plan is established under and will be construed according. to the laws of the Commonwealth of Massachusetts, except to the extent such laws may be pre-empted by the Employee Retirement Income Security Act of 1974, as amended.